Exhibit 10.30

January 23, 2013

Mark Erlander
[…***…]
[…***…]

Dear Mark:

We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer for you to join Trovagene, Inc., in the position of Chief Scientific Officer, at the San Diego office commencing on a date mutually agreed between you and the CEO, reporting to Antonius Schuh, CEO.

Here are the specific details of our offer:

TriNet HR Corporation: Our benefits, payroll, and human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of Trovagene’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes. Your managers here at Trovagene will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work.

Base Compensation: Your compensation will be $200,000 annually, less payroll deductions and required taxes and withholdings, and will be paid on a bi-weekly basis. This is an exempt position and you are expected to work during the core hours of 8:00 a.m. to 5:00 p.m., Monday through Friday as well as those hours necessary to get the job done. We understand that you will also be employed by Gensignia. This Compensation is set based on the allocation of your effort between the two companies currently estimated to be 2/3’s to Trovagene and 1/3 to Gensignia. This allocation and related compensation allocation will be reviewed annually on your anniversary date of employment with Trovagene and may be adjusted accordingly.

Benefits: Trovagene offers a full range of benefits for you and your qualified dependents as outlined in the attached Summary of Benefits. A presentation of our benefits program will be given to you during your first week of employment. Information about these benefits is included with this letter. Additional information will be provided online in the End User License Agreement (EULA) that you are required to accept in order to become a TriNet employee.

Bonus: In addition to your annual salary the company will offer you an incentive target bonus of 50% of your base salary based on mutually agreed goals between you, the CEO and the Board of Directors.

This offer of employment is contingent upon you fulfilling each of the following terms:

Acknowledgement of Company Handbook and Confidentiality Agreement: As a Trovagene employee, you are required to follow its rules and regulations. Therefore you will be asked to acknowledge in writing that you have read the Trovagene employee handbook, and sign and comply with the attached Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), which prohibits, among other things, the unauthorized use or disclosure of Trovagene’s confidential and proprietary information. In order to retain necessary flexibility in the administration of policies and procedures, Trovagene and TriNet reserve the right to change or revise policies, procedures, and benefits at any time.

Required Documentation: To comply with the government-mandated confirmation of employment eligibility, please review the enclosed I-9 Form and “Lists of Acceptable Documents” as approved by the United States Department of Justice for establishing identity and employment eligibility. Please bring the required I-9 documents with you on your first day of employment; failure to submit proof of your employment eligibility will postpone your start date or result in termination of your employment. Also enclosed are additional new hire forms that you should complete and bring with you on your first day of work.

At Will Employment: Please understand, as stated in all job offers, Trovagene is an employment-at-will company. That means that you or the Company may terminate your employment at any time, with or without cause and with or without prior notice. Accordingly, this letter is not a contract and should not be construed as creating contractual obligations.

This offer letter, together with your Proprietary Information Agreement and EULA, forms the complete and exclusive statement of your employment with Trovagene. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes to the terms of this letter require a written modification signed by an authorized employee of Trovagene. Additionally, Trovagene reserves the right to revoke this offer should it not receive a satisfactory reference check for you.

If you wish to accept employment at Trovagene under the terms described above, please sign and date this letter and the Proprietary Information Agreement, and return both in the enclosed self-addressed stamped envelope by 01/31/13. Please retain copies for your records.

Mark, we are excited that you are joining Trovagene’s team and feel that you have a great deal to contribute. If you have any questions, please feel free to call Stephen Zaniboni.

Sincerely,

/s/ Stephen Zaniboni

Stephen Zaniboni
Chief Financial Officer

I understand and accept the terms of this employment offer.

/s/ Mark Erlander
Mark Erlander

01/28/2013
Date

03/04/2013
Start Date

cc: HR
Recruiting

Enclosures:    Proprietary Information and Inventions Agreement

Confidential

Trovagene, Inc.

GENERAL EMPLOYMENT TERMS & CONDITIONS

Name: Mark Erlander            Position: Chief Scientific Officer

Date of Offer: 01/14/13            Scheduled Reporting Date: TBD

1.a Compensation: Your base salary is $16,666.66 per month, $200,000, annualized. As an incentive, it is currently anticipated that you may receive stock options to purchase 200,000 shares of Trovagene (the "Company") common stock (in addition to the already issued 15,000 options for your SAB grant) subject to the vesting schedule, terms and conditions of the company’s Stock Option Plan, option agreement, and subject to approval of the Company's Board of Directors.

b. Benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is a professional employer organization contracted by the company to perform selected employer responsibilities on our behalf. As a result of Trovagene’s arrangement with TriNet, TriNet will be considered your employer of record for payroll, benefits, and other functions involving employer related administration.

2. Expenses. The company will reimburse you for reasonable and necessary expenses incurred by you in furtherance of Trovagene’s business. All expenses claimed are subject to the review and approval of your supervisor. Records must be maintained and submitted for any expenses to be reimbursed - including destination for auto mileage totals and receipts for all other items. Use of personal automobile for company business will be reimbursed at the applicable IRS rate in effect per mile.

3. Trade Secrets. During and after your employment, you will hold all Trade Secrets of Trovagene in confidence; you will not disclose these Trade Secrets to any one. This does not apply to information disclosed in the ordinary course of business to other persons who are employees of the company at the time.

"Trade Secrets" means the information described in the Description of Trade Secrets (Attachment A) and any other information that from time to time may be identified by Trovagene as confidential or is otherwise known to you as being confidential, whether embodied in memoranda, manuals, letters, or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Trade Secrets do not include information generally known or that is or becomes public domain information through no fault of yours. You will also hold confidential any confidential information of any customer, prospective customer, vendor or other person, if you are told or if you know that the information is confidential.

You will not use any Trade Secrets of Trovagene other than for the benefit of the Company; and you will not use any confidential information of any customer, prospective customer, vendor or other person other than for the benefit of such customer, vendor or other person if such disclosure is required in the performance of your normal work duties.

These terms and conditions of this paragraph 3 are subject to further definition and requirements in the separate Proprietary Information & Inventions Agreement (“PIIA”) which you may be required to execute. Your signature below constitutes your consent that the obligations herein may be expanded or otherwise modified by virtue of said PIIA.

4. Invention Assignment. In consideration of your employment with Trovagene, you hereby represent to, and agree with the Company as follows:

a. Company Business. You understand that the Company is engaged in a continuous program of research, development, production, and marketing in connection with its business and that, as an essential part of your employment with the Company, you may be expected to make new contributions to and create inventions of value for the Company.

b. Disclosure of Inventions. From and after the date you become employed with the Company, you will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets ("Invention(s)"), whether or not patentable, copyrightable or protractible as trade secrets, that are made or conceived or first reduced to practice or created by you, either alone or jointly with others, during the period of your employment, whether or not in the course of your employment.

c. Work for Hire; Assignment of Inventions. You acknowledge that copyrightable works prepared by you within the scope of your employment are "works for hire" under the Copyright Act and that the Company will be considered the author thereof. You agree that all inventions that (a) are developed using equipment, supplies, facilities, or trade secrets of the Company, (b) result from work performed by you for the Company, or (c) relate to the Company's business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby assigned by you to the Company.

d. Assignment of Other Rights. You hereby irrevocably transfer and assign to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention; and (b) any and all "Moral Rights" (as defined below) that you may have in or with respect to any Invention. You also hereby forever waive and agree never to assert any and all Moral Rights you have in or with respect to any Invention, even after termination of your work on behalf of the Company. "Moral Rights" mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

e. Assistance. You agree to assist the Company in very proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the company's Inventions in any and all countries. You will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Your obligations under this paragraph will continue beyond the termination of your employment with the Company, provided that the Company will compensate you at a reasonable rate after such termination for time or expenses actually spent by you at the Company's request on such assistance. You appoint the Secretary of the Company as your attorney-in-fact to execute documents on your behalf for this purpose.

f. Other Requirements. These terms and conditions of this paragraph 4 are subject to further definition and requirements in the separate Proprietary Information & Inventions Agreement (“PIIA”) which you may be required to execute. Your signature below constitutes your consent that the obligations herein may be expanded or otherwise modified by virtue of said PIIA.

5. Proprietary Information. You understand that your employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to you by the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence ("Proprietary Information"). Such Proprietary Information includes but is not limited to Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, and customer lists. These terms and conditions of this paragraph 5 are subject to further definition and requirements in the separate Proprietary Information & Inventions Agreement (“PIIA”) which you may be required to execute. Your signature below constitutes your consent that the obligations herein may be expanded or otherwise modified by virtue of said PIIA.

6. Company Property. During and after your employment, you will not use any Company Property for any purpose other than for the benefit of the Company. Except for business uses related to the performance of your job, you will not remove from the Company premises any Company Property without written consent of your supervisor. In the event of your termination of employment, or at any time at the request of the Company, you will return all Company Property. You will also return all copies of Company Property, and any Work Product derived from Company Property.

"Company Property" means Trade Secrets of Trovagene Work Product, customer lists, prospect lists, forms, manuals, records, correspondence, contracts, notes, memoranda, notebooks and other documents of the Company, software media, equipment, and other intangible and tangible property owned by the Company.

7. Confidentiality. At all times, both during you employment and after its termination, you will keep and hold all such Proprietary Information in strict confidence and trust, and you will not use or disclose any of such Proprietary Information without the prior written consent of the Company, except as may be necessary to perform your duties as an employee of the Company for the benefit of the Company. Upon termination of your employment with the Company, you will promptly deliver to the Company all documents and materials of any nature pertaining to you work with the Company and you will not take with you any documents or materials or copies thereof containing any Proprietary Information.

8. No Breach of Prior Agreement. You represent that your performance of all the terms of this Agreement and your duties as an employee of the Company will not breach any invention assignment, proprietary information or similar agreement with any former employer or other party. You represent that you will not bring with you to Company or use in the performance of your duties for the Company any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to the Company.

9. Duty not to Compete. You understand that your employment with the Company requires your undivided attention and effort. As a result, during your employment, you will not, without the Company's express written consent, engage in any employment or business other than for the Company, or invest in or assist in any manner any business which directly or indirectly competes with the business or future business plans of the Company.

10. Non-solicitation. During, and for a period of one (1) year after termination of your employment with the Company, you will not directly or indirectly solicit or take away suppliers, customers, employees or consultants of the Company for your own benefit or for the benefit of any other party.

11. Name & Likeness Rights, etc. You hereby authorize the Company to use, reuse, and to grant others the right to use and reuse your name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any media now known or hereafter developed (including but not limited to film, video, and digital, or other electronic media), both during and after my employment, for whatever purposes the Company deems necessary.

12. Injunctive Relief. You understand that in the event of a breach or threatened breach of this Agreement by you, the Company will suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

13. Governing Law. This Agreement will be governed and interpreted in accordance with the internal laws of the State of {Worksite State}, without regard to or application of choice of law rules or principles.

14. Severability. In the event that any provision of this Agreement is found by a court, arbitrator, or other tribunal to be illegal, invalid, or unenforceable, then such maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

15. Termination of Employment. As Trovagene is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished. Your employment with the Company is at will, and therefore, may be terminated by you or the Company at any time and for any reason, with or without cause, and with or without notice. This “at will” employment relationship may not be modified by any oral or implied agreement. If the company terminates the employee without cause, you are entitled to severance benefits equal to 6 months of your base salary, provided a written release between the company and the employee is executed.

16. No Duty to Employ. This agreement does not constitute a contract of employment or obligate the Company to employ you for any stated period of time.

17. Subsequent Employers. If your employment is terminated, the Company has the right to inform any subsequent employer of your obligations under Sections 3 - 10 above, and can send a copy of these terms of employment to that employer.

Entire Agreement. This document and its related attachments contain the entire agreement between you and Trovagene regarding the terms of your employment. Any amendment to these terms must be in writing and must be signed by you and the Company’s President.

I accept the above terms of employment as stated:

/s/ Mark Erlander                 01/28/2013
Mark Erlander                                Date

Approved by Trovagene (Following receipt of signed acceptance by employee)

/s/ Stephen Zaniboni             01/28/2013
Stephen Zaniboni, CFO                            Date

TROVAGENE, INC.
GENERAL EMPLOYMENT TERMS AND CONDITIONS
ATTACHMENT A

DESCRIPTION OF TRADE SECRETS

*	Employee list and all information contained in employee records

*	Vendor list and all information contained in vendor records

*	Customer list and all information contained in customer/company records

*	Prospective Customer list and all information contained in prospective customer/company records

*	Stockholder list and all information contained in stockholder records

*	All information concerning the financial condition of the Company, including information contained in any income statement, balance sheet or other internal financial report.

*	Marketing plans and strategies of the Company, including information pertaining to prospective customers.

*	Financing plans and strategies of the Company

*	Staffing plans and strategies of the Company

*	Expansion plans and business strategies of the Company

*	Negotiations for financing, merger, acquisition, new customers, new vendors or otherwise

*	Technical research projects, methodologies and results

*	Other research and development projects

*	Drawings and specifications

*	Software and hardware documentation

*	Forms, manuals, handbooks and guidelines written for internal staff use

*	Any materials for which the Company has copyright protection or are marked confidential

*	The Company's proprietary operating procedures and systems